AFFINITY GOLD CORP.
Av. Arenales 335
Cercado, Lima, Peru

Symbol: AFYG - OTCBB

News Release

AFFINITY GOLD CORP. ENTERS INTO ASSET PURCHASE AGREEMENT
TO ACQUIRE MINING CONCESSION RIGHTS FROM AMR PROJECT PERU,
S.A.C. IN PERU COVERING A TOTAL OF 500 HECTARES

March 5, 2009

Lima, Peru – Affinity Gold Corp. (OTCBB: AFYG) (the “Company”) is pleased to announce that it has entered into an asset purchase agreement (the “Asset Purchase Agreement”) with AMR Project Peru, S.A.C.(“AMR”), a Peruvian corporation, whereby the Company has agreed to pay US$200,000 and to issue 12,000,000 shares of common stock of the Company to AMR in accordance with the terms and conditions of the Purchase Agreement as consideration for the acquisition of the mining concession title named “AMR Project” covering 500 hectares and the physical mining concession certificate as evidenced by Certificate No. 7996-2006-INACC-UADA granted to AMR by the Republic of Peru, National Institute of Concessions and Mining Cadastre on December 11, 2006, including all improvements, structures and equipment on and used by AMR on such mining concession rights (collectively, the “Mining Concession Rights”), which Mining Concession Rights are located in the Inambari River Basin of Puno, Peru.

If the geological report to be prepared by an independent consultant under Industry Guide 7 or NI 43-101 indicates less estimated reserves on the Mining Concession Rights than as represented by AMR and the geological report prepared by Dr. Estanislao de la Cruz C., dated September 2007, then the parties agree to adjust the amount of shares that were issued to AMR as the purchase price downward on the same percentage as compared to the difference in estimated reserves from the new geological report to the geological report prepared by Dr. de la Cruz C.

In addition, concurrently with the completion of the Asset Purchase Agreement, by a letter agreement entered into on March 2, 2009 (the “Letter Agreement”) between Affinity Gold Corp. and Mr. Antonio Rotundo, the Company’s President, CEO, CFO and director, Mr. Rotundo has agreed to cancel 26,500,000 shares of the 34,800,000 shares of common stock of the Company currently registered in his name.

Mr. Antonio Rotundo, who is the President, CEO, CFO and a director of the Company is also a major shareholder of AMR along with his father, Mario Rotundo, who is the other major shareholder of AMR.

About Affinity Gold Corp.

Affinity Gold Corp. is a mineral exploration and development company engaged in the acquisition, exploration and development of medium scale low-cost, high-value properties internationally. Affinity Gold Corp.’s current primary focus is gold exploration in Peru.

For more information contact Investor Relations:  603-264-5688.

www.affinitygold.com

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Affinity Gold Corp., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Affinity Gold Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  Affinity Gold Corp. does not undertake any obligation to update any forward looking statement, except as required under applicable law.